Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares of Inventiva S.A. and further agree that this agreement be included as an exhibit to such filing. Each party to this agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf on February 14, 2025.

SOFINNOVA CROSSOVER I SLP		SOFINNOVA PARTNERS SAS
By: Sofinnova Partners SAS

By:	/s/ Antoine Papiernik	By:	/s/ Antoine Papiernik
Name:	Antoine Papiernik	Name:	Antoine Papiernik
Title:	Managing Partner	Title:	Managing Partner

By:	/s/ Antoine Papiernik	By:	/s/ Cédric Moreau
Name:	Antoine Papiernik	Name:	Cédric Moreau

By:	/s/ Kinam Hong	By:	/s/ Joseph Anderson
Name:	Kinam Hong	Name:	Joseph Anderson

By:	/s/ Jacques Theurillat
Name:	Jacques Theurillat